Exhibit 10.1

Tim Cesarek

Via email

February 22, 2018

Re: Offer of Employment with Gevo. Inc.

Dear Tim:

We are very pleased to extend to you an offer of employment with Gevo, Inc. (the “Company”), which is estimated to begin on March 26, 2018 or such other date as mutually acceptable. The terms of our offer are as follows:

1. Position.

You will be employed by the Company in a regular, full-time position as Chief Commercial Officer, reporting to the CEO. Beginning on the date you join the Company, you will be expected to devote your full working time and attention to the business of the Company, and not to work for any other business without the Company’s approval. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2. Salary and Benefits.

Your annual salary shall be $325,000.00, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law. You will be eligible to receive an annual incentive payout (cash and/or stock options) of up to 40% of your annual salary. To the extent that the Company provides life, health, dental, disability or other insurance programs; pension, profit-sharing 401(k) or other retirement programs; paid time off periods, or other fringe benefits, and subject to the satisfaction of any general eligibility criteria, you will receive such benefits to the same extent as other similarly situated employees of the Company. You will receive four weeks of vacation per year.

3. Stock Options.

The Compensation Committee has authorized me to offer you a grant of options, should you accept the position. Final approval for the option grant would be given once you have accepted, after which the resolutions needed could be finalized by the Board of Directors of the Company (the “Board”). The Company will grant to you stock options, or cash “shadow option” [an equivalent to the option plan, but paid in cash rather than equity] with a value of $200,000. The exercise price of the option per share of Common Stock shall be equal to the NASDAQ closing price of the Company’s Common Stock on the date the grant is made by the Board; in your case, this is expected to be your first day of work. The inducement stock options shall vest over a three year period with 1/3 vesting on your date your of hire, 1/3 vesting on your first anniversary, and 1/3 vesting on your second anniversary of hire. All of the option terms will be defined more precisely in a definitive stock option agreement.

4. At Will Employment.

While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (including any statements contradicting any provision in this offer letter) should be regarded by you as ineffective.

5. Separation Benefits.

Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and unused paid time off accrued and earned as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. In the event that you are terminated by the Company for any reason before the anniversary of your first year of service, other than a termination for cause, and such termination results in your incurring a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, you will be entitled to receive severance in the amount of six (6) month’s salary and the Company will vest all of your unvested stock options and other equity awards (if any) outstanding at the time of such termination, regardless of when such options or equity awards were made. In the event that you are terminated by the Company for any reason after the anniversary of your first year of service, other than a termination for cause, and such termination results in your incurring a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, you will be entitled to receive severance in the amount of nine (9) month’s salary and the Company will vest all of your unvested stock options and other equity awards (if any) outstanding at the time of such termination, regardless of when such options or equity awards were made. Any severance payments shall be paid in a single lump sum provided that, within 60 days of such termination, you sign and return to the Company a separation and release agreement in the form that will be provided to you, and you do not thereafter revoke the separation and release agreement. Such separation and release agreement may include a non-compete provision that could last up to six months.

6. Change of Control.

In the event of a Change of Control (as defined below) of the Company during the term that you remain employed by the Company, you will be entitled to receive a lump sum payment in the amount of nine month’s salary and the Company will vest all of your unvested stock options and other equity awards (if any) outstanding upon the consummation of such Change of Control, regardless of when such options or equity awards were made. For purposes of this offer letter, “Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, but not including any underwritten public offering or any offering of securities under Rule 144A) in one or a series of related transactions, of all or substantially all of the assets of the Company taken as a whole to any individual, corporation, limited liability company, partnership, or other entity (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan); or (b) the consummation of any transaction (including any stock or asset purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any public offering or Rule 144A offering) the result of which is that any individual, corporation, limited liability company, partnership, or other entity (other than any of the Company’s wholly-owned subsidiaries, any underwriter temporarily holding securities pursuant to a public offering or any Company employee pension or benefits plan), becomes the beneficial owner of more than 40% of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances.

7. Serving as a member to a Board of Directors or as a member of an advisory board for other companies.

The Company agrees that you can continue to serve as a member of any and board on which you currently serve as of the date of this agreement. Once an employee of Gevo, then you would need the permission of Gevo to join a board.

8. Confidentiality.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Proprietary Information and Inventions Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer, or to violate any other obligations you may have to any former employer. You represent by your signature on this offer letter and the Company’s Employee Proprietary Information and Inventions Agreement that your employment with the Company will not violate any agreement in place between yourself and any current or past employers.

9. Authorization to Work.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. For additional information, please go to this website: http://www.uscis.gov/i-9.

10. Arbitration.

You and the Company agree to submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Any such arbitration shall be conducted through the American Arbitration Association in the State of Colorado, Denver County, before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11. Miscellaneous.

This offer letter, together with the Employee Proprietary Information and Inventions Agreement, represents the entire agreement between the parties concerning the subject matter of your employment by the Company. This offer letter will be governed by the laws of the State of Colorado without reference to conflict of legal provisions. This offer will remain open until seven days from the date of this letter. If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Human Resources at Gevo, Inc. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to contact me.

We look forward to the opportunity to work with you.

Signatures Follow

Best Regards,

/s/ Patrick R. Gruber

Patrick R. Gruber

Chief Executive Officer

Accepted and Agreed:

/s/ Tim Cesarek

Tim Cesarek

2/26/18

Date